EXHIBIT 10.1

TERMINATION AND RELEASE AGREEMENT

     THIS TERMINATION AND RELEASE AGREEMENT (this “Agreement”) is made and entered into as of this 1st day of November, 2004 (the “Effective Date”), by and between Applica Incorporated, a company organized and existing under the laws of the State of Florida, (formerly known as Save-Way Industries, Inc.) (“Applica”) and Mr. Belvin Friedson, a resident of the State of Florida (“Friedson”). Applica and Friedson are hereinafter collectively referred to as the “Parties” and each individually as a “Party”.

W I T N E S S E T H:

     WHEREAS, the Parties entered into that certain Employment Agreement dated as of January 27, 1983, as amended from time-to-time, pursuant to which Friedson was employed as the Chief Executive Officer of, and subsequently a consultant to, Applica (the “Employment Agreement”);

     WHEREAS, the Parties have determined that it is in their respective best interests to terminate the Employment Agreement as of the Effective Date; and

     WHEREAS, each Party desires to unconditionally waive and permanently release the other Party from the terms and conditions of the Employment Agreement, including any liability relating to either Party entering into the Employment Agreement, and discharge the other Party from its respective obligations thereunder, all as provided in this Agreement.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

     1. Termination. The Parties agree and acknowledge that effective as of the Effective Date, the Employment Agreement shall be automatically terminated and of no further force or effect and no Party thereto shall have any rights or obligations arising thereunder.

     2. Termination Fee. As consideration to Friedson for early termination of the Advisory Period (as defined in Section 6(b) of the Employment Agreement), Applica agrees to pay Friedson a lump sum termination fee of $900,000.00 as follows:

     (a) $300,000 within 10 days of execution of this Agreement;

     (b) $300,000 on or before January 1, 2005; and

     (c) $300,000 on or before March 31, 2005.

Additionally, Applica agrees to transfer title to the 2002 Lexus LS 430 currently used by Friedson to Friedson.

     3. Mutual Release and Indemnification.

     a. Friedson, on behalf of himself, his spouse, children, heirs, successors and assigns, executors, administrators, personal representatives and legal representatives (collectively, the “Friedson Parties”), hereby fully and irrevocably releases, acquits, and discharges Applica and its predecessors, current and former subsidiaries and divisions, present and former directors, officers, shareholders, principals, controlling persons, employees, affiliates, advisors, agents, successors and assigns (collectively, the “Applica Released Parties”), from any and all liabilities, rights, claims, courses of action, damages, costs (including costs of suit, attorneys’ fees and expenses) and demands of whatever nature, character, type or description, whether known or unknown, existing or potential, or suspected or unsuspected, which Friedson or any of the other Friedson Parties has, or has ever had, or may hereafter have, against any of the Applica Released Parties in connection with the Employment Agreement and his employment and consultancy with Applica; and simultaneously Applica, on behalf of itself and its affiliates, successors and assigns (collectively, the “Applica Parties”), hereby fully and irrevocably releases, acquits, and discharges Friedson and the other Friedson Parties (collectively, the “Friedson Released Parties”), from any and all liabilities, rights, claims, courses of action, damages, costs (including costs of suit, attorneys’ fees and expenses) and demands of whatever nature, character, type or description, whether known or unknown, existing or potential, or suspected or unsuspected, which Applica or any of the other Applica Parties has, or has ever had, or may hereafter have, against any of the Friedson Released Parties in connection with the Employment Agreement; provided, however, that nothing contained herein shall operate to release any obligation of Friedson or Applica, as the case may be, arising under this Agreement, including, without limitation, the obligations contained in Sections 1 and 2 hereof.

     b. Friedson, on behalf of himself and each of the other Friedson Parties, and Applica, on behalf of itself and each of the other Applica Parties, hereby irrevocably covenants to refrain from, directly and indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against the Applica Released Parties or the Friedson Released Parties, as the case may be, based upon any matter purported to be released pursuant to this Agreement.

     c. Without in any way limiting any of the rights and remedies otherwise available to any of the Friedson Released Parties, the Applica Released Parties shall indemnify and hold harmless the Friedson Released Parties from and against all loss, liability, claim, damage (including incidental and consequential damages) or expenses (including costs of investigation and defense and reasonable attorneys’ fees) whether or not involving third party claims, arising directly or indirectly from or in connection with any claim or other matter purported to be released pursuant to this Agreement.

     d. Each Party hereby agrees (i) not to make, or cause to be made, (directly or indirectly) any derogatory or critical comments or statements (whether orally or in writing) about Freidson or Applica or its officers or employees; and (ii) not to make, or cause to be made (directly or indirectly), any statement or comment to the press or other media concerning the Employment Agreement, the Advisory Period or its termination without the prior written consent of other Party.

     4. Further Assurances. Each Party agrees to do such further things and to execute and deliver such further documents after the Effective Date promptly and as may be necessary in order to effect the purposes and intent of this Agreement. Friedson acknowledges and agrees (i) that he has been given a reasonable time to review this Agreement; (ii) that he is entering into this Agreement freely and voluntarily and not as a result of any coercion or duress or undue influence; (iii) that he has read and fully understand the terms of the Agreement and has had the opportunity to consult with counsel of his choice regarding this Agreement; and (iv) that he is not relying upon any oral representations made to him regarding the subject matter of this Agreement.

     5. Entire Agreement. This Agreement constitutes and expresses the entire understanding among the Parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, whether express or implied, oral or written. Neither this Agreement nor any provision hereof may be changed, waived or amended orally or in any other manner other than by an agreement in writing signed by the Parties hereto. This Agreement has been fully and freely negotiated by the parties hereto, shall be considered as having been drafted jointly by the parties hereto, and shall be interpreted and construed as if so drafted, without construction in favor of or against any party on account of its participation in the drafting hereof.

     6. Governing Law; Consent to Jurisdiction. The validity and effect of this Agreement shall be exclusively governed by and construed and enforced in accordance with the laws of the State of Florida, without regard to any conflict-of-law rule or principle that would give effect to the laws of another jurisdiction. Each Party hereto irrevocably submits to the non-exclusive jurisdiction of the courts of the State of Florida in any action or proceeding arising out of or relating to this Agreement or any other agreement executed in connection with this Agreement. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

     7. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. An executed counterpart of this Agreement transmitted by facsimile shall be effective upon receipt of the facsimile as an original counterpart.

     8. Severability. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and the Parties shall in good faith attempt to amend this Agreement to eliminate any invalidity or unenforceability, without thereby affecting the intent of the Parties as expressed herein.

     9. Waiver. The acceptance or acquiescence by any Party of any breach of any term or condition of this Agreement by any other Party shall not operate as a waiver of that term or condition, nor shall it excuse any subsequent breach of the same term or condition by such other Party. In order for any waiver to be effective, it must be in writing and signed by the waiving Party.

     10. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     11. Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of the Parties.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

APPLICA INCORPORATED

By:	/s/ Harry D. Schulman

Name: Harry D. Schulman
Title: President and Chief Executive Officer

BELVIN FRIEDSON, individually

/s/ Belvin Friedson